                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                         UNDER THE EXCHANGE ACT OF 1934

                               (Amendment No. 6)
                                              -

                              BANK PLUS CORPORATION
                              ---------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                          -----------------------------
                         (Title and Class of Securities)

                                    064446107
                                  ------------
                                 (CUSIP Number)

                         Richard J. Perry, Jr., Esquire
                            Perry & Associates, P.C.
                           1826 Jefferson Place, N.W.
                             Washington, D. C. 20036
                                 (202) 775-8109
                                 --------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                February 22, 1999
                                ----------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Page 1 of 28                                      Exhibit Index at page 25


-----------------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                                      PAGE    2     OF    28     PAGES
                                                                                                 --------    ---------
-----------------------------------------------------------------------------------------------------------------------------
      1.       NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

               Financial Institution Partners, L.P. /  52-1899611
-----------------------------------------------------------------------------------------------------------------------------
      2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)

               (b)
-----------------------------------------------------------------------------------------------------------------------------
      3.       SOURCE OF FUNDS

               WC   OO
-----------------------------------------------------------------------------------------------------------------------------
      4.       IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

               NO
-----------------------------------------------------------------------------------------------------------------------------
      5.       CITIZENSHIP OR PLACE OF ORIGIN

               Organized: State of Delaware
-----------------------------------------------------------------------------------------------------------------------------
NUMBER OF                     SOLE VOTING POWER
SHARES             6.
OWNED BY
EACH
REPORTING      --------------------------------------------------------------------------------------------------------------
PERSON WITH                   SHARED VOTING POWER
                   7.
                              881,146 SHARES
               --------------------------------------------------------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
                   8.

               --------------------------------------------------------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
                   9.
                              881,146 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      10.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               881,146 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      11.      DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

               NO
-----------------------------------------------------------------------------------------------------------------------------
      12.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

               4.54%
-----------------------------------------------------------------------------------------------------------------------------
      13.      TYPE OF REPORTING PERSON

               PN
-----------------------------------------------------------------------------------------------------------------------------



Page 2 of 28 Pages


-----------------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                                      PAGE    3     OF    28     PAGES
                                                                                                 --------    ---------
-----------------------------------------------------------------------------------------------------------------------------
      1.       NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

               Hovde Capital, Inc. /  52-1891904
 -----------------------------------------------------------------------------------------------------------------------------
      2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)

               (b)
-----------------------------------------------------------------------------------------------------------------------------
      3.       SOURCE OF FUNDS

               AF
-----------------------------------------------------------------------------------------------------------------------------
      4.       IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

               NO
-----------------------------------------------------------------------------------------------------------------------------
      5.       CITIZENSHIP OR PLACE OF ORIGIN

               Incorporated: State of Delaware

-----------------------------------------------------------------------------------------------------------------------------
NUMBER OF                    SOLE VOTING POWER
SHARES             6.
OWNED BY
EACH           --------------------------------------------------------------------------------------------------------------
REPORTING                     SHARED VOTING POWER
PERSON WITH        7.
                              881,146 SHARES
               --------------------------------------------------------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
                   8.

               --------------------------------------------------------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
                   9.
                              881,146 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      10.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               881,146 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      11.      DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

               NO
-----------------------------------------------------------------------------------------------------------------------------
      12.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

               4.54%
-----------------------------------------------------------------------------------------------------------------------------
      13.      TYPE OF REPORTING PERSON

               CO
-----------------------------------------------------------------------------------------------------------------------------




Page 3 of 28 Pages

-----------------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                                      PAGE    4     OF    28    PAGES
                                                                                                 --------    --------
-----------------------------------------------------------------------------------------------------------------------------
      1.       NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

               Financial Institution Partners II, L.P. / 36-4131559
-----------------------------------------------------------------------------------------------------------------------------
      2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)

               (b)
-----------------------------------------------------------------------------------------------------------------------------
      3.       SOURCE OF FUNDS

               WC   OO
-----------------------------------------------------------------------------------------------------------------------------
      4.       IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

               NO
-----------------------------------------------------------------------------------------------------------------------------
      5.       CITIZENSHIP OR PLACE OF ORIGIN

               Organized: State of Delaware
-----------------------------------------------------------------------------------------------------------------------------
NUMBER OF                     SOLE VOTING POWER
SHARES             6.
OWNED BY
EACH           --------------------------------------------------------------------------------------------------------------
REPORTING                     SHARED VOTING POWER
PERSON WITH        7.
                              432,800 SHARES
               --------------------------------------------------------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
                   8.

               --------------------------------------------------------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
                   9.
                              432,800 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      10.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               432,800 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      11.      DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

               NO
-----------------------------------------------------------------------------------------------------------------------------
      12.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

               2.23%
-----------------------------------------------------------------------------------------------------------------------------
      13.      TYPE OF REPORTING PERSON

               PN
-----------------------------------------------------------------------------------------------------------------------------





Page 4 of 28 Pages


-----------------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                                      PAGE    5     OF    28     PAGES
                                                                                                 --------    ---------
-----------------------------------------------------------------------------------------------------------------------------
      1.       NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

               Hovde Capital, L.L.C. / 91-1825712
-----------------------------------------------------------------------------------------------------------------------------
      2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)

               (b)
-----------------------------------------------------------------------------------------------------------------------------
      3.       SOURCE OF FUNDS

               AF
-----------------------------------------------------------------------------------------------------------------------------
      4.       IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

               NO
-----------------------------------------------------------------------------------------------------------------------------
      5.       CITIZENSHIP OR PLACE OF ORIGIN

               Organized: State of Nevada
-----------------------------------------------------------------------------------------------------------------------------
NUMBER OF                   SOLE VOTING POWER
SHARES             6.
OWNED BY
EACH           --------------------------------------------------------------------------------------------------------------
REPORTING                   SHARED VOTING POWER
PERSON WITH        7.
                            432,800 SHARES
               --------------------------------------------------------------------------------------------------------------
                            SOLE DISPOSITIVE POWER
                   8.

               --------------------------------------------------------------------------------------------------------------
                            SHARED DISPOSITIVE POWER
                   9.
                            432,800 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      10.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               432,800 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      11.      DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

               NO
-----------------------------------------------------------------------------------------------------------------------------
      12.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

               2.23%
-----------------------------------------------------------------------------------------------------------------------------
      13.      TYPE OF REPORTING PERSON

               CO
-----------------------------------------------------------------------------------------------------------------------------





Page 5 of 28 Pages


-----------------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                                      PAGE    6     OF    28     PAGES
                                                                                                 --------    ---------
-----------------------------------------------------------------------------------------------------------------------------
      1.       NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

               Hancock Park Acquisition, L.P. /  36-4081806
-----------------------------------------------------------------------------------------------------------------------------
      2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)

               (b)
-----------------------------------------------------------------------------------------------------------------------------
      3.       SOURCE OF FUNDS

               WC   OO
-----------------------------------------------------------------------------------------------------------------------------
      4.       IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

               NO
-----------------------------------------------------------------------------------------------------------------------------
      5.       CITIZENSHIP OR PLACE OF ORIGIN

               Organized: State of Delaware
-----------------------------------------------------------------------------------------------------------------------------
NUMBER OF                   SOLE VOTING POWER
SHARES             6.
OWNED BY
EACH           --------------------------------------------------------------------------------------------------------------
REPORTING                   SHARED VOTING POWER
PERSON WITH        7.
                            651,260 SHARES
               --------------------------------------------------------------------------------------------------------------
                            SOLE DISPOSITIVE POWER
                   8.

               --------------------------------------------------------------------------------------------------------------
                            SHARED DISPOSITIVE POWER
                   9.
                            651,260 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      10.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               651,260 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      11.      DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

               NO
-----------------------------------------------------------------------------------------------------------------------------
      12.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

               3.35%
-----------------------------------------------------------------------------------------------------------------------------
      13.      TYPE OF REPORTING PERSON

               PN
-----------------------------------------------------------------------------------------------------------------------------





Page 6 of 28 Pages

-----------------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                                      PAGE    7     OF    28     PAGES
                                                                                                 --------    ---------
-----------------------------------------------------------------------------------------------------------------------------
      1.       NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

               Hancock Park Acquisition, L.L.C. /  36-4068512
-----------------------------------------------------------------------------------------------------------------------------
      2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)

               (b)
-----------------------------------------------------------------------------------------------------------------------------
      3.       SOURCE OF FUNDS

               AF
-----------------------------------------------------------------------------------------------------------------------------
      4.       IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

               NO
-----------------------------------------------------------------------------------------------------------------------------
      5.       CITIZENSHIP OR PLACE OF ORIGIN

               Organized: State of Illinois
-----------------------------------------------------------------------------------------------------------------------------
NUMBER OF                   SOLE VOTING POWER
SHARES             6.
OWNED BY
EACH           --------------------------------------------------------------------------------------------------------------
REPORTING                   SHARED VOTING POWER
PERSON WITH        7.
                            651,260 SHARES
               --------------------------------------------------------------------------------------------------------------
                            SOLE DISPOSITIVE POWER
                   8.

               --------------------------------------------------------------------------------------------------------------
                            SHARED DISPOSITIVE POWER
                   9.
                            651,260 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      10.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               651,260 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      11.      DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

               NO
-----------------------------------------------------------------------------------------------------------------------------
      12.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

               3.35%
-----------------------------------------------------------------------------------------------------------------------------
      13.      TYPE OF REPORTING PERSON

               CO
-----------------------------------------------------------------------------------------------------------------------------





Page 7 of 28 Pages

-----------------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                                      PAGE    8     OF    28     PAGES
                                                                                                 --------    ---------
-----------------------------------------------------------------------------------------------------------------------------
      1.       NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

               Western Acquisition Partners, L.P. /  36-4081807
-----------------------------------------------------------------------------------------------------------------------------
      2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)

               (b)
-----------------------------------------------------------------------------------------------------------------------------
      3.       SOURCE OF FUNDS

               WC   OO
-----------------------------------------------------------------------------------------------------------------------------
      4.       IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

               NO
-----------------------------------------------------------------------------------------------------------------------------
      5.       CITIZENSHIP OR PLACE OF ORIGIN

               Organized: State of Delaware
-----------------------------------------------------------------------------------------------------------------------------
NUMBER OF                   SOLE VOTING POWER
SHARES             6.
OWNED BY
EACH           --------------------------------------------------------------------------------------------------------------
REPORTING                   SHARED VOTING POWER
PERSON WITH        7.
                            140,000 SHARES
               --------------------------------------------------------------------------------------------------------------
                            SOLE DISPOSITIVE POWER
                   8.

               --------------------------------------------------------------------------------------------------------------
                            SHARED DISPOSITIVE POWER
                   9.
                            140,000 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      10.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               140,000 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      11.      DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

               NO
-----------------------------------------------------------------------------------------------------------------------------
      12.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

               0.72%
-----------------------------------------------------------------------------------------------------------------------------
      13.      TYPE OF REPORTING PERSON

               PN
-----------------------------------------------------------------------------------------------------------------------------





Page 8 of 28 Pages

-----------------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                                      PAGE    9     OF    28     PAGES
                                                                                                 --------    ---------
-----------------------------------------------------------------------------------------------------------------------------
      1.       NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

               Western Acquisitions, L.L.C. /  36-4068258
-----------------------------------------------------------------------------------------------------------------------------
      2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)

               (b)
-----------------------------------------------------------------------------------------------------------------------------
      3.       SOURCE OF FUNDS

               AF
-----------------------------------------------------------------------------------------------------------------------------
      4.       IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

               NO
-----------------------------------------------------------------------------------------------------------------------------
      5.       CITIZENSHIP OR PLACE OF ORIGIN

               Organized: State of Illinois
-----------------------------------------------------------------------------------------------------------------------------
NUMBER OF                     SOLE VOTING POWER
SHARES             6.
OWNED BY
EACH           --------------------------------------------------------------------------------------------------------------
REPORTING                     SHARED VOTING POWER
PERSON WITH        7.
                              140,000 SHARES
               --------------------------------------------------------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
                   8.

               --------------------------------------------------------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
                   9.
                              140,000 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      10.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               140,000 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      11.      DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

               NO
-----------------------------------------------------------------------------------------------------------------------------
      12.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

               0.72%
-----------------------------------------------------------------------------------------------------------------------------
      13.      TYPE OF REPORTING PERSON

               CO
-----------------------------------------------------------------------------------------------------------------------------





Page 9 of 28 Pages

-----------------------------------------------------------------------------------------------------------------------------
CUSIP NUMBER 064446107                                                                      PAGE    10    OF    28     PAGES
                                                                                                 --------    ---------
-----------------------------------------------------------------------------------------------------------------------------
     1.        NAME OF REPORTING PERSON / S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

               Pacific Financial Investors, Ltd. /  91-1885722
-----------------------------------------------------------------------------------------------------------------------------
      2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)

               (b)
-----------------------------------------------------------------------------------------------------------------------------
      3.       SOURCE OF FUNDS

               WC OO
-----------------------------------------------------------------------------------------------------------------------------
      4.       IS DISCLOSURE OF LEGAL PROCEEDING REQUIRED PURSUANT TO ITEMS 2(d) AND 2(e)

               NO
-----------------------------------------------------------------------------------------------------------------------------
      5.       CITIZENSHIP OR PLACE OF ORIGIN

               Organized: State of Nevada
-----------------------------------------------------------------------------------------------------------------------------
NUMBER OF                     SOLE VOTING POWER
SHARES             6.
OWNED BY
EACH           --------------------------------------------------------------------------------------------------------------
REPORTING                     SHARED VOTING POWER
PERSON WITH        7.
                              608,867 SHARES
               --------------------------------------------------------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
                   8.

               --------------------------------------------------------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
                   9.
                              608,867 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      10.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               608,867 SHARES
-----------------------------------------------------------------------------------------------------------------------------
      11.      DOES THE AGGREGATE AMOUNT IN BOX 10 EXCLUDE CERTAIN SHARES?

               NO
-----------------------------------------------------------------------------------------------------------------------------
      12.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (10)

               3.14%
-----------------------------------------------------------------------------------------------------------------------------
      13.      TYPE OF REPORTING PERSON

               CO
-----------------------------------------------------------------------------------------------------------------------------





Page 10 of 28 Pages

ITEM 1.  SECURITY AND COMPANY

       The class of security to which this statement relates is the common stock, par value $.01 per share (the "Shares"), of Bank Plus Corporation (the "Company"). The address of the principal executive offices of the Company is 4565 Colorado Boulevard, Los Angeles, CA 90039.

ITEM 2.  IDENTITY AND BACKGROUND

       The persons filing this statement are Financial Institution Partners, L.P., Financial Institution Partners II, L.P., Hancock Park Acquisition, L.P., Western Acquisition Partners, L.P. (the "Limited Partnerships"), Hovde Capital, Inc., Hovde Capital, L.L.C., Hancock Park Acquisition, L.L.C., Western Acquisitions, L.L.C. (the "General Partners"), and Pacific Financial Investors, Ltd., who are collectively referred to herein as the "Reporting Persons." The Limited Partnerships are Delaware limited partnerships formed for the purpose of investing in, among other things, the equity securities of various financial institutions. Hovde Capital, Inc., a Delaware corporation, is the general partner of Financial Institution Partners, L.P. Hovde Capital, L.L.C., a Nevada limited liability company, is the general partner of Financial Institution Partners II, L.P. Hancock Park Acquisition, L.L.C., an Illinois limited liability company, is the general partner of Hancock Park Acquisition, L.P. Western Acquisitions, L.L.C., an Illinois limited liability company, is the general partner of Western Acquisition Partners, L.P. Pacific Financial Investors, Ltd. is a Nevada limited liability company formed for the purpose of investing in the equity shares of various financial institutions and to engage in all other lawful purposes.

       Attached as Schedule 1 hereto and incorporated by reference herein is a list containing the principal business and the address of its principal business and office for the Limited Partnerships and the General Partners, as well as information required by (a) through (f) of this Item as to each executive officer, director and/or controlling person of the General Partners who are Reporting Persons. The General Partners control the Limited Partnerships.

       None of the Reporting Persons or executive officers, directors or controlling persons of the General Partners have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding of any violation with respect to such laws.

       The Reporting Persons do not believe that they constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Nevertheless, the Reporting Persons are making this filing because of the possibility that they may be deemed a group, although each of the Reporting Persons disclaims any membership in, and the existence of, such a group. Neither the making of this filing nor any statement contained herein shall be deemed to be an admission by any of the Reporting Persons that a group exists.


Page 11 of 28 Pages

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

            Information regarding the source and amount of funds used by the Reporting Persons in acquiring beneficial ownership of their Shares is set forth in Schedule 2 attached hereto and incorporated herein by reference.

ITEM 4.  PURPOSE OF TRANSACTION

            The Reporting Persons have acquired the Shares for investment purposes and as set forth below:

            (a) Each of the Reporting Persons may independently acquire additional Shares or dispose of some or all of its Shares.

            (b) One of the Reporting Persons, Pacific Financial Investors, Ltd. ("PFI Ltd."), on behalf of itself and the limited partnership of which it is the general partner, Pacific Financial Investors, L.P., a Delaware limited partnership ("PFI LP") (PFI Ltd. and PFI LP collectively hereinafter referred to as the "Applicants"), filed an application (the "Application") on February 22, 1999, with the Office of Thrift Supervision ("OTS") on form H-(e)1 pursuant to the Savings and Loan Holding Company Act, as amended. The Application seeks approval for the Applicants to become savings and loan holding companies by virtue of their proposed ownership interest in the Issuer. Upon approval of the Application by the OTS, each of the Reporting Persons intends to contribute the Shares then beneficially owned by each such Reporting Person, except that PFI Ltd. may retain a limited number of the Shares beneficially owned by it, to PFI LP in exchange for a limited partnership interest in PFI LP and, in the case of PFI Ltd., a general partnership interest and/or a limited partnership interest in PFI LP. Until the Application is approved by the OTS, the Reporting Persons currently remain subject to the Rebuttal as previously reported.

                Except as described above, neither the Reporting Persons nor, to the knowledge of the Reporting Persons, any of the persons named in
Schedule I hereto have any plans or proposals which relate to or would result in any of the actions or transactions specified in clauses (a) through (j) of
Item 4 of Schedule 13D.

            (c)  None.

            (d)  None.

            (e)  None.

            (f)  None.

            (g)  None.

            (h)  None.

            (i)  None.

            (j)  None.

ITEM 5.  INTEREST IN SECURITIES OF THE COMPANY

            (a), (b) Schedule 3 hereto, which is incorporated by reference herein, sets forth, as of February 23, 1999, information relating to the aggregate number of Shares of the Company and



Page 12 of 28 Pages
the percentage of the outstanding Shares of the Company as of such date (based upon information provided by the Company, there are 19,419,778 Shares outstanding as of that date) as to each of the Reporting Persons. With respect to the Shares set forth on Schedule 3, by virtue of their control over each respective Limited Partnership, all decisions regarding voting and disposition of the Shares beneficially owned by each Limited Partnership are made by its respective General Partner acting through its chief executive officer or president. As such, the Limited Partnerships and the General Partners share voting and investment power with respect to those Shares. None of the General Partners, their executive officers, directors or controlling persons beneficially owns any Shares personally or otherwise, except for the Shares owned by the Partnerships.

       (c) Schedule 4 hereto, which is incorporated by reference herein, describes, as of February 23, 1999, transactions in the Shares effected during the past sixty (60) days by the Reporting Persons.

       (d) None.

       (e) Not applicable.

       Each of the Reporting Persons disclaims beneficial ownership of Shares beneficially owned by any of the other Reporting Persons.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY

       None.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS


Exhibit A -        Consent Agreement pursuant to 17 C.F.R. Section 13d-1(f)(1)

Exhibit B -        [OMITTED - - FILED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT]
                   (Incorporated by reference to Amendment No. 3, filed with the
                   Securities and Exchange Commission (the "Commission") on December 4, 1998)]

Exhibit C -        Customer Agreement between NationsBanc Montgomery Securities and Financial
                   Institution Partners II, L.P. (Incorporated by reference to Amendment No. 3, filed  with the Commission on December 4, 1998)

Exhibit D -        Prime Broker Agreement between NationsBanc Montgomery Securities and
                   Financial Institution Partners II, L.P. (Incorporated by reference to Amendment No. 3, filed with the Commission on December 4, 1998)

Exhibit E -        Partnership Agreement between NationsBanc Montgomery Securities and Financial
                   Institution Partners II, L.P. (Incorporated by reference to Amendment No. 3, filed with the Commission on December 4, 1998)


Page 13 of 28 Pages


Exhibit F -        Customer Agreement between NationsBanc Montgomery Securities and
                   Financial Institution Partners, L.P. (Incorporated by
                   reference to Amendment No. 3, filed with the Commission
                   on December 4, 1998)

Exhibit G -        Prime Broker Agreement between NationsBanc Montgomery Securities and Financial Institution Partners, L.P. (Incorporated by reference to Amendment No. 3, filed with the Commission on December 4, 1998)

Exhibit H -        Partnership Agreement between NationsBanc Montgomery Securities and
                   Financial Institution Partners, L.P. (Incorporated by reference to Amendment No. 3, filed with the Commission on December 4, 1998)

Exhibit I -        Customer Agreement between NationsBanc Montgomery Securities and
                   Hancock Park Acquisition, L.P. (Incorporated by reference
                   to Amendment No. 3, filed with the Commission on December 4, 1998)

Exhibit J -        Prime Broker Agreement between NationsBanc Montgomery Securities and
                   Hancock Park Acquisition, L.P. (Incorporated by reference to
                   Amendment No. 3, filed with the Commission on December 4, 1998)

Exhibit K -        Partnership Agreement between NationsBanc Montgomery Securities and
                   Hancock Park Acquisition, L.P. (Incorporated by reference to
                   Amendment No. 3, filed with the Commission on December 4, 1998)

Exhibit L -        Customer Agreement between NationsBanc Montgomery Securities and
                   Western Acquisition Partners, L.P. (Incorporated by reference to
                   Amendment No. 3, filed with the Commission on December 4, 1998)

Exhibit M -        Prime Broker Agreement between NationsBanc Montgomery Securities and Western Acquisition Partners, L.P. (Incorporated by reference to Amendment No. 3, filed with the Commission on December 4, 1998)

Exhibit N -        Partnership Agreement between NationsBanc Montgomery Securities and
                   Western Acquisition Partners, L.P. (Incorporated by reference to Amendment No. 3, filed with the Commission on December 4, 1998)

Exhibit O -        Customer Agreement between NationsBanc Montgomery Securities and
                   Pacific Financial Investors, Ltd.(Incorporated by reference to
                   Amendment No. 5, filed with the Commission on January 25, 1999)

Exhibit P -        Prime Broker Agreement between NationsBanc Montgomery Securities and
                   Pacific Financial Investors, Ltd. (Incorporated by reference to
                   Amendment No. 5, filed with the Commission on January 25, 1999)

Exhibit Q -        Limited Liability Company Agreement between NationsBanc Montgomery
                   Securities and Pacific Financial Investors, Ltd. (Incorporated by
                   reference to Amendment No. 5, filed with the Commission on
                   January 25, 1999)


Page 14 of 28 Pages

                                   SIGNATURES

       After reasonable inquiry and to the best of his/its knowledge and belief, each of the undersigned Reporting Persons certifies that the information set forth in this statement with respect to him/it is true, complete and correct.

                                  FINANCIAL INSTITUTION PARTNERS, L.P., by its General Partner, HOVDE CAPITAL, INC.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    President

                                  HOVDE CAPITAL, INC.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    President

                                  FINANCIAL INSTITUTION PARTNERS II, L.P., by its General Partner, HOVDE CAPITAL, L.L.C.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Managing Member

                                  HOVDE CAPITAL, L.L.C.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Managing Member

                                  HANCOCK PARK ACQUISITION, L.P., by its
                                  General Partner, HANCOCK PARK ACQUISITION,
                                  L.L.C..

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Member

Page 15 of 28 Pages

                                  HANCOCK PARK ACQUISITION, L.L.C.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Member

                                  WESTERN ACQUISITION PARTNERS, L.P., by
                                  its General Partner, WESTERN ACQUISITIONS,
                                  L.L.C.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Managing Member

                                  WESTERN ACQUISITIONS, L.L.C.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Managing Member

                                  PACIFIC FINANCIAL INVESTORS, LTD.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Managing Member

Dated:         2/23/99
               -------



Page 16 of 28 Pages

                                   SCHEDULE 1

                    INFORMATION RELATING TO REPORTING PERSONS
                    -----------------------------------------

                                                PRINCIPAL BUSINESS AND
                                                ADDRESS OF PRINCIPAL BUSINESS
            NAME                                OR PRINCIPAL OFFICE
            ----                                -----------------------------

Financial Institution Partners, L.P.            Limited partnership formed to make
                                                investments primarily in equity securities
                                                of financial institutions.
                                                1629 Colonial Parkway
                                                Inverness, Illinois 60067
                                                Organized: State of Delaware

Hovde Capital, Inc.                             Corporation formed to serve as the
                                                general partner of Financial Institution
                                                Partners, L.P.
                                                1629 Colonial Parkway
                                                Inverness, Illinois 60067
                                                Incorporated: State of Delaware

Financial Institution Partners II, L.P.         Limited partnership formed to make investments
                                                primarily in equity securities of financial
                                                institutions and financial services companies.
                                                1629 Colonial Parkway
                                                Inverness, Illinois 60067
                                                Organized: State of Delaware

Hovde Capital, L.L.C.                           Limited liability company formed to serve as
                                                the general partner of Financial Institution
                                                Partners II, L.P.
                                                1629 Colonial Parkway
                                                Inverness, Illinois 60067
                                                Organized: State of Nevada

Hancock Park Acquisition, L.P.                  Limited partnership formed to make
                                                investments primarily in equity securities of
                                                financial institutions.
                                                1629 Colonial Parkway
                                                Inverness, Illinois 60067
                                                Organized: State of Delaware




Page 17 of 28 Pages


Hancock Park Acquisition, L.L.C.                Limited liability company formed to serve as the
                                                general partner of Hancock Park Acquisition, L.P.
                                                1629 Colonial Parkway
                                                Inverness, Illinois 60067
                                                Organized:  State of Illinois

Western Acquisition Partners, L.P.              Limited partnership formed to make
                                                investments primarily in equity securities of
                                                financial institutions.
                                                1629 Colonial Parkway
                                                Inverness, Illinois 60067
                                                Organized: State of Delaware

Western Acquisitions, L.L.C.                    Limited liability company formed to serve as
                                                the general partner of Western Acquisition
                                                Partners, L.P.
                                                1629 Colonial Parkway
                                                Inverness, Illinois 60067
                                                Organized:  State of Illinois

Pacific Financial  Investors, Ltd.              Limited liability company formed to make investments
                                                primarily in equity securities of
                                                financial institutions and to engage in all other lawful purposes.
                                                1824 Jefferson Place, N.W.
                                                Washington, D.C. 20036
                                                Organized:  State of Nevada




Page 18 of 28 Pages

INFORMATION RELATING TO EXECUTIVE OFFICERS, DIRECTORS AND/OR CONTROLLING PERSONS

NAME                                   PRINCIPAL OCCUPATION
ADDRESS                                BUSINESS ADDRESS                                      CITIZENSHIP
-------                                --------------------                                  -----------


Steven D. Hovde(1)                     Investment banker                                     U.S.
1629 Colonial Parkway                  Hovde Financial, Inc.
Inverness, Illinois 60067              1629 Colonial Parkway
                                       Inverness, Illinois 60067
                                       Investment banking firm

Eric D. Hovde(2)                       Investment banker                                     U.S.
1826 Jefferson Place, NW               Hovde Financial, Inc.
Washington, D.C. 20036                 1826 Jefferson Place, NW
                                       Washington, D.C. 20036
                                       Investment banking firm

Braddock J. LaGrua(3)                  Investment banker                                     U.S.
1826 Jefferson Place, NW               Hovde Financial, Inc.
Washington, D.C. 20036                 1826 Jefferson Place, NW
                                       Washington, D.C. 20036
                                       Investment banking firm

Gregory A. Mitchell(4)                 Investment banker                                     U.S.
1801 Oakland Blvd., Suite 259          Hovde Financial, Inc.
Walnut, CA 94596                       1801 Oakland Blvd.
                                       Suite 250
                                       Walnut, CA 94596


--------

(1) Steven D. Hovde is affiliated with the following Reporting Persons:
Chairman, CEO of Hovde Capital, Inc.; President, Treasurer of Hovde Capital, L.L.C.; Executive VP, Treasurer of Hancock Park Acquisition, L.L.C.; Executive VP, Treasurer of Western Acquisitions, L.L.C.

(2) Eric D. Hovde is affiliated with the following Reporting Persons: President of Hovde Capital, Inc.; Chairman and CEO of Hovde Capital, L.L.C.; President and Assistant Treasurer of Hancock Park Acquisition, L.L.C.; President and Assistant Treasurer of Western Acquisitions, L.L.C.

(3) Braddock J. LaGrua is affiliated with the following Reporting Persons:
Executive VP, Treasurer of Hovde Capital, Inc.

(4) Gregory A. Mitchell is affiliated with the following Reporting Persons: VP of Hovde Capital, L.L.C.; Senior VP of Hancock Park Acquisition, L.L.C.





Page 19 of 28 Pages

                                   SCHEDULE 2

            The following table sets forth the amount and source of funds used by each Reporting Person in acquiring the Shares beneficially owned by it.

                                                            AMOUNT
                                                            ORIGINALLY
                        TOTAL                               FINANCED/                           SOURCE OF
NAME                    CONSIDERATION                       CURRENT BALANCE                     FUNDS
----------------------------------------------------------------------------------------------------------------
Financial               $4,380,490.59                       $2,643,626,.07/                     Working Capital/
Institution                                                 $1,736,864.52                       Line of Credit*
Partners, L.P.

Hovde Capital,          $4,380,490.59                       $2,643,626,.07/                     Working Capital/
Inc.                                                        $1,736,864.52                       Line of Credit of
                                                                                                Affiliate*

Financial               $2,317,340.75                       $1,302,808.97/                      Working Capital/
Institution                                                 $1,014,531.78                       Line of Credit**
Partners II, L.P.

Hovde Capital,          $2,317,340.75                       $1,302,808.97/                      Working Capital/
L.L.C.                                                      $1,014,531.78                       Line of Credit of
                                                                                                Affiliate**

Hancock Park            $3,514,566.31                       $1,953,747.41/                      Working Capital/
Acquisition, L.P.                                           $1,560,818.90                       Line of Credit***

Hancock Park            $3,514,566.31                       $1,953,747.41/                      Working Capital/
Acquisition, L.L.C.                                         $1,560,818.90                       Line of Credit of
                                                                                                Affiliate***

Western                 $1,551,875.00                       $775,937.50/                        Working Capital/
Acquisition                                                 $775,937.50                         Line of Credit****
Partners, L.P.

Western                 $1,551,875.00                       $775,937.50/                        Working Capital/
Acquisitions, L.L.C.                                        $775,937.50                         Line of Credit of
                                                                                                Affiliate****

Pacific Financial       $2,537,956.65                       $1,826,567.40/                      Working Capital/
Investors, Ltd.                                             $711,389.25                         Line of Credit*****

--------------------------------------------------------------------------------

*$1,736,864.52 was financed through a line of credit with NationsBanc Montgomery Securities at Federal Funds rate +5/8.

**$1,014,531.78 was financed through a line of credit with NationsBanc Montgomery Securities at Federal Funds rate +5/8.

***$1,560,818.90 was financed through a line of credit with NationsBanc Montgomery Securities at Federal Funds rate +5/8.

****$775,937.50 was financed through a line of credit with NationsBanc Montgomery Securities at Federal Funds rate +5/8.

*****$711,389.25 was financed through a line of credit with NationsBanc Montgomery Securities at Federal Funds rate +5/8.




Page 20 of 28 Pages

                                   SCHEDULE 3

            The following table sets forth the number and approximate percentage of Shares beneficially owned by each of the Reporting Persons. Each of the Reporting Persons has shared power to vote or to direct the vote and to dispose or to direct the disposition of the Shares of which each of them, respectively, possesses beneficial ownership.

                                                                                                APPROXIMATE
NAME                                            NUMBER OF SHARES                                PERCENTAGE
----                                            ----------------                                ----------
Financial Institution                           881,146                                         4.54%
Partners, L.P.

Hovde Capital, Inc.                             881,146                                         4.54%

Financial Institution                           432,800                                         2.23%
Partners II, L.P.

Hovde Capital, L.L.C.                           432,800                                         2.23%

Hancock Park                                    651,260                                         3.35%
Acquisition, L.P.

Hancock Park                                    651,260                                         3.35%
Acquisition, L.L.C.

Western Acquisition                             140,000                                         0.72%
Partners, L.P.

Western Acquisitions,                           140,000                                         0.72%
L.L.C.

Pacific Financial                               608,867                                         3.14%
Investors, Ltd.

------------------------------------------------------------------------------------------------------
Aggregate Shares Held by                        2,714,073                                       13.98%
Reporting Persons




Page 21 of 28 Pages

                                   SCHEDULE 4

Description of Transactions in Shares Effected within 60 Days

The Reporting Persons effected the following transactions in the Shares within sixty (60) days of February 23, 1999:

-----------------------------------------------------------------------------------------------------------------------------
                        Transaction        Number of           Transaction         Transaction        Broker
                        Date               Shares              Price               Type
-----------------------------------------------------------------------------------------------------------------------------
Financial Institution
Partners, L.P.          12/31/98           190,000             $3.974              Sell               N/A*
                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------





Page 22 of 28 Pages

-----------------------------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------
                        Transaction        Number of           Transaction         Transaction        Broker
                        Date               Shares              Price               Type
-----------------------------------------------------------------------------------------------------------------------------
Financial Institution
Partners II, L.P.       12/31/98           2,000               4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           2,000               4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           4,500               4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           5,000               4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           5,000               4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           5,000               4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           5,000               4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           5,000               4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           10,000              4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           10,000              4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           15,000              4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           25,000              4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           30,000              4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           50,000              4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           202,667             4.25                Sell               N/A**
                      -------------------------------------------------------------------------------------------------------

                      -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                        Transaction        Number of           Transaction         Transaction        Broker
                        Date               Shares              Price               Type
-----------------------------------------------------------------------------------------------------------------------------
Pacific Financial
Investors, Ltd.         1/20/99            8,000               $4.3125             Buy                Jeffries & Co.
                      -------------------------------------------------------------------------------------------------------
                        1/19/99            19,000              $4.3125             Buy                Jeffries & Co.
-----------------------------------------------------------------------------------------------------------------------------





Page 23 of 28 Pages

-----------------------------------------------------------------------------------------------------------------------------
                        1/15/99            15,700              $4.3125             Buy                Jeffries & Co.
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           190,000             $3.974              Buy                N/A*
                      -------------------------------------------------------------------------------------------------------
                        12/31/98           376,167             $4.25               Buy                N/A**
-----------------------------------------------------------------------------------------------------------------------------



* The December 31, 1998 transaction constituted a transfer of the Shares from Financial Institution Partners, L.P. to Pacific Financial Investors, Ltd.

** The December 31, 1998 transaction constituted a transfer of the Shares from Financial Institution Partners II, L.P. to Pacific Financial Investors, Ltd.




Page 24 of 28 Pages

                                  EXHIBIT INDEX

                                                                                                Page

Exhibit A               Consent Agreement to 17 C.F.R. Section 13d-1(f)(1)                      27

Exhibit B               [OMITTED - - FILED PURSUANT TO REQUEST FOR
                        CONFIDENTIAL TREATMENT] (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on December
                        4, 1998)](5)

Exhibit C -             Customer Agreement between NationsBanc Montgomery
                        Securities and Financial Institution Partners II, L.P.
                        (Incorporated by reference to Amendment No. 3, filed
                        with the Commission on December 4, 1998)

Exhibit D -             Prime Broker Agreement between NationsBanc
                        Montgomery Securities and Financial Institution
                        Partners II, L.P. (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on
                        December 4, 1998)

Exhibit E -             Partnership Agreement between NationsBanc
                        Montgomery Securities and Financial Institution
                        Partners II, L.P. (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on
                        December 4, 1998)

Exhibit F -             Customer Agreement between NationsBanc
                        Montgomery Securities and Financial Institution
                        Partners, L.P. (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on
                        December 4, 1998)

Exhibit G -             Prime Broker Agreement between NationsBanc
                        Montgomery Securities and Financial Institution
                        Partners, L.P. (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on
                        December 4, 1998)

Exhibit H -             Partnership Agreement between NationsBanc
                        Montgomery Securities and Financial Institution
                        Partners, L.P. (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on
                        December 4, 1998)

-------------
(5) Portions of Exhibit 5 have been omitted pursuant to a request for confidential treatment of information in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934.
Page 25 of 28 Pages

Exhibit I -             Customer Agreement between NationsBanc
                        Montgomery Securities and Hancock Park
                        Acquisition, L.P. (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on
                        December 4, 1998)

Exhibit J -             Prime Broker Agreement between NationsBanc
                        Montgomery Securities and Hancock Park
                        Acquisition, L.P. (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on
                        December 4, 1998)

Exhibit K -             Partnership Agreement between NationsBanc
                        Montgomery Securities and Hancock Park
                        Acquisition, L.P. (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on
                        December 4, 1998)

Exhibit L -             Customer Agreement between NationsBanc
                        Montgomery Securities and Western Acquisition
                        Partners, L.P. (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on
                        December 4, 1998)

Exhibit M -             Prime Broker Agreement between NationsBanc
                        Montgomery Securities and Western Acquisition
                        Partners, L.P. (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on
                        December 4, 1998)

Exhibit N -             Partnership Agreement between NationsBanc
                        Montgomery Securities and Western Acquisition
                        Partners, L.P. (Incorporated by reference to
                        Amendment No. 3, filed with the Commission on
                        December 4, 1998)

Exhibit O -             Customer Agreement between NationsBanc
                        Montgomery Securities and Pacific Financial
                        Investors, Ltd. (Incorporated by reference to Amendment
                        No. 5, filed with the Commission on January 25, 1999)

Exhibit P -             Prime Broker Agreement between NationsBanc
                        Montgomery Securities and Pacific Financial
                        Investors, Ltd. (Incorporated by reference to Amendment
                        No. 5, filed with the Commission on January 25, 1999)

Exhibit Q -             Partnership Agreement between NationsBanc
                        Montgomery Securities and Pacific Financial
                        Investors, Ltd. (Incorporated by reference to Amendment
                        No. 5, filed with the Commission on January 25, 1999)





Page 26 of 28 Pages

                                                                    EXHIBIT A

           Consent Agreement Pursuant to 17 C.F.R. Section 13d-1(f)(1)

            Each of the undersigned hereby consents and agrees to the filing on behalf of each of them of the foregoing joint statement on Schedule 13D pursuant to 17 C.F.R. 13d-1(f)(1) with respect to his/its beneficial ownership of the shares of the Issuer.

                                  FINANCIAL INSTITUTION PARTNERS, L.P., by its
                                  General Partner, HOVDE CAPITAL, INC.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    President

                                  HOVDE CAPITAL, INC.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    President

                                  FINANCIAL INSTITUTION PARTNERS II, L.P., by its General Partner, HOVDE CAPITAL, L.L.C.

                                  By:     /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Managing Member

                                  HOVDE CAPITAL, L.L.C.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Managing Member

                                  HANCOCK PARK ACQUISITION, L.P., by its
                                  General Partner, HANCOCK PARK ACQUISITION,
                                  L.L.C.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Member

                                  HANCOCK PARK ACQUISITION, L.L.C.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Member

Page 27 of 28 Pages

                                  WESTERN ACQUISITION PARTNERS, L.P., by its
                                  General Partner, WESTERN ACQUISITIONS, L.L.C..

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Managing Member

                                  WESTERN ACQUISITIONS, L.L.C.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Managing Member

                                  PACIFIC FINANCIAL INVESTORS, LTD.

                                  By:      /s/  Eric D. Hovde
                                      -------------------------------------
                                          Eric D. Hovde
                                  Its:    Managing Member




Dated: 2/23/99
Page 28 of 28 Pages